MARCUMBP
ACCOUNTANTS ▲ ADVISORS
麦楷博平

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of China Internet Nationwide Financial Services Inc. on Form F-1 Amendment #2, of our report dated April 14, 2017, with respect to our audits of the consolidated financial statements of China Internet Nationwide Financial Services Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
Beijing, China
April 14, 2017

MARCUMGROUP MEMBER
BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020
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